     As filed with the Securities and Exchange Commission on January 8, 1999
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              UNIPHASE CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                        94-2579683
   (State or other jurisdiction                          (I.R.S. Employer
 of incorporation or organization)                     Identification Number)

                              163 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 434-1800
    (Address, including zip code, and telephone number, including area code, of registrar's principal executive offices)

                               Kevin N. Kalkhoven
    Chairman of the Board of Directors, President and Chief Executive Officer
                              163 Baypointe Parkway
                           San Jose, California 95134
                                 (408) 434-1800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                           Christopher S. Dewees, Esq.
                             David P. Valenti, Esq.
                             Morrison & Foerster LLP
                               755 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 813-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

========================================================================================================================
                                            CALCULATION OF REGISTRATION FEE
========================================================================================================================

    TITLE OF SHARES TO      AMOUNT TO BE       PROPOSED MAXIMUM            PROPOSED MAXIMUM             AMOUNT OF
       BE REGISTERED         REGISTERED     AGGREGATE PRICE PER SHARE   AGGREGATE OFFERING PRICE    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
   Common Stock, $.001
     par value .........   729,510 shares         $66.375(1)               $48,421,226.25(1)          $14,284.26
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the Nasdaq National Market on January 5, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                  Subject to Completion, dated January 8, 1999

                                                                      PROSPECTUS


                              Uniphase Corporation



                         729,510 SHARES OF COMMON STOCK


729,510 shares of the Company's common stock were issued to certain former stockholders of Broadband Communications Products, Inc. (the "Selling Stockholders") in connection with the acquisition by the Company of Broadband Communications Products, Inc. Some of these stockholders may wish to sell these shares in the future, and this Prospectus allows them to do so. The Company will not receive any of the proceeds from any sale of shares by the such stockholders, but has agreed to bear the expenses of registration of the shares by this Prospectus.

                         Nasdaq National Market symbol:

                                      UNPH

The last sale price of the common stock on the Nasdaq National Market on January 5, 1999 was $66.625 per share.

                         -------------------------------

THE SHARES REGISTERED HEREBY INVOLVE A HIGH LEVEL OF INVESTMENT RISK. YOU SHOULD INVEST ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

                         -------------------------------



                                 January 8, 1999

                                TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
        Available Information..................................................4

        Incorporation of Certain Documents by Reference........................4

        The Company............................................................5

        Recent Events..........................................................6

        Use of Proceeds........................................................7

        Risk Factors...........................................................7

        Selling Stockholders..................................................14

        Plan of Distribution..................................................15

        Experts...............................................................15

        Legal Matters.........................................................15

No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including the Company, that file electronically with the Commission. In addition, the Common Stock is listed on the Nasdaq National Market and similar information concerning the Company can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

a.  The Company's Annual Report on Form 10-K for the year ended June 30, 1998;

b. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

c.  The Company's Report on Form 8-K/A dated as of August 24, 1998;

d.  The Company's Report on Form 8-K/A dated as of August 25, 1998;

e.  The Company's Report on Form 8-K dated as of January 7, 1999; and

f. The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 15, 1993.

Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Corporate Secretary at the Company's corporate headquarters at 163 Baypointe Parkway, San Jose, California 95134 or by telephone at (408) 434-1800.

                                   THE COMPANY

Uniphase Corporation (the "Company") is an optoelectronics company that designs, develops, manufactures and markets components and modules for fiber optic telecommunications and cable television (CATV) systems, laser subsystems, and laser-based semiconductor wafer defect examination and analysis equipment. The Company's telecommunications and CATV divisions design, develop, manufacture and market semiconductor lasers, high-speed external modulators, transmitters and other components for fiber optic networks in the telecommunications and CATV industries. The Company's Laser Division designs, develops, manufactures and markets laser subsystems for a broad range of OEM applications which include biotechnology, industrial process control and measurement, graphics and printing, and semiconductor equipment.

The Company offers optoelectronic products in two principal product markets: fiber optic modules and components for telecommunications and laser subsystems. The Company's laser subsystems were the Company's initial product offering that enabled the Company to invest in the further development of its laser technology and to offer new applications products. Since May 1995, the Company has undertaken a series of strategic initiatives to position itself as a full-line merchant supplier of optical modules and components for fiber optic telecommunication systems.

Since its founding, Uniphase has shipped over one million lasers in its capacity as a supplier of laser subsystems for OEMs in a variety of markets, including CATV, long haul telecommunications, semiconductor wafer inspection, biotechnology, and graphics and printing markets. The Company focuses on selling its laser subsystems to such customers at the design-in phase of a product, creating the potential for recurring sales throughout a product's life.

The Company entered the telecommunications market in May 1995. Currently, the Company's portfolio of telecommunications products includes those produced by its various divisions: Uniphase Telecommunications Products ("UTP"), UTP Fibreoptics ("UFP"), Uniphase Laser Enterprise ("ULE"), Uniphase Network Components ("UNC"), Uniphase Fiber Components ("UFC"), Uniphase Netherlands ("UNBV"), Chassis Engineering, Inc. ("Chassis") and Broadband Communications Products, Inc. ("BCP").

The Company's predecessor was incorporated in California in 1979 under the name "Uniphase Corporation." The Company was incorporated in California in 1984 under the name "Uniphase Holding, Corporation," and changed its name to Uniphase Corporation in 1987 as part of a reorganization in which it succeeded to the assets, liabilities and business operations of its predecessor. The Company reincorporated in Delaware in October 1993. Unless the context otherwise requires, the term the "Company" refers to Uniphase Corporation, a Delaware corporation, its California predecessors and its subsidiaries. The Company's principal executive offices are located at 163 Baypointe Parkway, San Jose, California 95134 and its telephone number is (408) 434-1800.

                                  RECENT EVENTS

ACQUISITION OF BROADBAND COMMUNICATIONS PRODUCTS, INC.

Pursuant the terms of the an Agreement and Plan of Reorganization dated as of November 23, 1998 between and among the Company, Broadband Communications Products, Inc. ("Broadband") and Phase Acquisition Corp. ("Phase") (the "Merger Agreement"), the Company completed the merger of Phase, a wholly-owned subsidiary of the Company, with and into Broadband (the "Merger"). The transaction was accounted for using the pooling of interests method. As consideration for the transaction, 711.72 shares of the Company's common stock were issued for each outstanding share of Broadband common stock, subject to adjustment for cash paid in lieu of fractional shares. The Company issued 729,510 shares of common stock in exchange for the outstanding shares of Broadband common stock, subject to withholding of approximately 10 percent of such shares in escrow in accordance with certain conditions in the Agreement. Outstanding options to acquire shares of Broadband common stock were automatically converted into options to purchase the Company's common stock at the same exchange ratio.

The shares of Company Common Stock issued in the Merger were issued pursuant to an exemption from registration under the Securities Act of 1993, as amended. In accordance with the Merger agreement, the Company filed the registration statement of which this Prospectus is a part to register certain of the Company shares of Common Stock issued pursuant to the Merger (the "Shares").

SALE OF ULTRAPOINTE ASSETS

In December 1998, the company sold substantially all of the assets of its wholly-owned subsidiary Ultrapointe Corporation to KLA-Tencor Corporation, which had previously been the exclusive world-wide distributor of the Ultrapointe defect review inspection systems. As a result of the disposition of those assets, the Company incurred a non-recurring loss of approximately $3 million in its quarter ended December 31, 1998.

                                 USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders, but has agreed to bear certain expenses of registration of the Shares under federal and state securities laws. This Registration Statement is intended to satisfy certain of the Company's obligations under the Merger Agreement.

                                  RISK FACTORS

Investors should carefully consider the following risk factors in evaluating an investment in the Common Stock offered hereby. The statements contained in this Prospectus that are not purely historical are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and
Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company's expectations, hopes, beliefs, anticipations, commitments, intentions and strategies regarding the future. Actual results could differ from those projected in any forward-looking statements for the reasons, among others, detailed in the following "Risk Factors." The fact that some of the risk factors described in this Prospectus may be the same or similar to those described in our past filings means only that those risks are present in multiple periods. We believe that many of the risks detailed here are part of doing business in the industry in which we compete and will likely be present in all periods reported. The fact that certain risks are endemic to the industry does not lessen the significance of the risk. We have made forward-looking statements as of the date of this Prospectus and assume no obligation to update them, or to update the reasons why actual results could differ from those projected in them.

VARIABILITY AND UNCERTAINTY OF QUARTERLY OPERATING RESULTS

We have experienced and expect to continue to experience significant fluctuations in our quarterly results. Fluctuations in our quarterly results may cause substantial fluctuations in the market price of our common stock. Factors which have influenced and may continue to influence our operating results in a particular quarter include:

        - the timing of the receipt of product orders from a limited number of major customers,

        - our ability to manufacture technically advanced products with satisfactory yields on a timely basis,

        -   product mix,

        -   competitive pricing pressures,

        -   relative proportions of domestic and international sales,

        -   costs associated with the acquisition or disposition of businesses,

        - our ability to timely and cost effectively design, manufacture and ship products,

        - the timing differences between when we incur expenses to increase our marketing and sales capabilities and when we realize benefits, if any, from such expenditures,

        - the announcement and introduction of new products by us and by our competitors, and

        -   expenses associated with any intellectual property litigation.

In addition, our sales often reflect orders shipped in the same quarter that they are received. Also, customers may cancel or reschedule shipments, and production difficulties could delay shipments. In addition, we sell our telecommunications equipment products to Original Equipment Manufacturers (OEMs) who typically order in large quantities and therefore the timing of such sales may significantly affect our quarterly results. The timing of such OEM sales can be affected by factors beyond our control, such as demand for the OEMs' products and manufacturing risks experienced by OEMs. In this regard, we have experienced rescheduling of orders by customers in each of our markets and may experience similar rescheduling in the future. As a result of all of these factors, the Company's results from operations may vary significantly from quarter to quarter.

Be advised that future acquisitions or dispositions of businesses, products or technologies by the Company may result in substantial charges or other expenses that may cause fluctuations in the Company's quarterly operating results.

The acquisition or disposition of other businesses, products or technologies may also affect the Company's operating results in any particular quarter. For example, in the second and fourth quarters of fiscal 1998, we incurred charges of $6.6 million and $93.0 million, respectively for acquired in-process research and development in connection with the acquisition of UFC and UNBV. In the third quarter of fiscal 1997, we incurred charges of $33.3 million for acquired in-process research and development in connection with the acquisition of ULE. In addition, we incurred other charges in connection with acquisitions completed in fiscal 1999, 1998 and 1997. Be advised that future acquisitions or dispositions of businesses, products or technologies by the Company may result in reorganization of its operations, substantial charges or other expenses that may cause fluctuations in the Company's quarterly operating results and its cash flows.

DIFFICULTIES IN MANUFACTURE OF THE COMPANY'S PRODUCTS

The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in our manufacturing processes or those of our suppliers or their inadvertent use of defective or contaminated materials could significantly reduce our manufacturing yields and product reliability. Certain divisions of the Company, including ULE and UNBV, have in the past and may in the future experience lower than expected production yields, which could delay product shipments and impair gross margins. The Company cannot and does not assure that ULE, UNBV or any of its other manufacturing facilities will maintain acceptable yields in the future. Because the majority of our manufacturing costs are relatively fixed, manufacturing yields are critical to our results of operations. To the extent we do not achieve acceptable manufacturing yields or experience product shipment delays, the Company's business, operating results and financial condition would be materially and adversely affected.

During the fourth quarter of fiscal 1998, we commenced construction of a new laser fabrication facility in the Netherlands for UNBV, which we acquired in June 1998. Historically, our UNBV facility has not achieved acceptable manufacturing yields since the June 1998 acquisition, and there is continuing risk attendant to this new facility and the manufacturing yields and costs that we will achieve there. We cannot assure that UNBV will successfully manufacture laser products in the future at performance or cost levels necessary to meet our customers' needs, if at all. In addition, UFC is establishing a production facility in Sydney, Australia for fiber Bragg grating products. The Company cannot assure that this facility will manufacture grating products to customers specifications at the cost and yield levels required. Each new manufacturing line must go through varying levels of qualification with our customers. This qualification process determines whether the manufacturing line achieves the customers' minimum quality, performance and reliability standards. Customers will not purchase any products (other than limited number of evaluation units) prior to qualification of the manufacturing line for the product. Delays in qualification can cause a product to be dropped from a long term supply program and result in significant lost revenue opportunity over the term of that program. To the extent the Company does not achieve and maintain yields or product reliability or fails in the timely qualification of its new manufacturing lines, our operating results and customer relationships would be adversely affected.

MANAGEMENT OF GROWTH; ACQUISITION RISKS

We have historically achieved our growth through a combination of acquisitions and internally developed new products. As part of our strategy to sustain growth, we expect to continue to pursue acquisitions of other companies, technologies and complementary product lines. We also expect to continue developing new solid state lasers, components and other products for OEM customers and attempting to further penetrate the telecommunications and CATV markets through these new products. Both courses of action involve certain risks to the Company.

In March 1997, the Company acquired ULE, which produces our 980 nm pump laster products. In June 1998, we acquired UNBV. In the case of both acquisitions, we acquired businesses that had previously been engaged primarily in research and development and that needed to make the transition from a research activity to a commercial business with sales and profit levels that are consistent with our overall financial goals for the Company. This transition has not yet been completed at UNBV, which continues to operate at higher expense levels and lower gross margins than those required to meet our profitability goals. In addition, in August 1998, the Company acquired certain assets of Chassis, and in November 1998 acquired Broadband Communications Products, Inc. The success of each of these acquisitions will depend upon our ability to manufacture and sell high power lasers and other components, modules and subsystems used in wavelength divisional multiplexing applications and continued demand for these acquired products by telecommunications and CATV customers. Our ability to manage our growth effectively depend upon the integration into the Company of the acquired entities' operations, products and personnel, the retention of key personnel of the acquired entities and the expansion of our financial and management controls and reporting systems and procedures. The Company cannot assure that we will successfully manufacture and sell these products or successfully manage such growth, and failure to do so could have a material adverse effect on the Company's business, financial condition and operating results.

Since 1997, when we acquired ULE, we have increased our marketing, customer support and administrative functions to support an increased level of operations primarily from our telecommunications products. The Company cannot and does not assure success in creating this infrastructure nor can it or will it ensure any increase in the level of its sales and operations through its new products. We commenced operations at UTP in 1996 to penetrate the CATV markets, and at UNC in 1998 to develop and market a line of complementary optical components for our telecommunications customers. In each case, we hired development, manufacturing and other staff in anticipation of developing and selling new products. The Company cannot and will not assure that its operations will achieve levels sufficient to justify the increased expense levels associated with these new businesses.

RISKS FROM CUSTOMER CONCENTRATION

Historically, orders from a relatively limited number of OEM customers accounted for a substantial portion of our net sales from telecommunications products. In the telecommunications markets, our customers evaluate our products and competitive products for deployment in large telecommunications systems that they are installing. Our failure to be selected by a customer for particular system projects can significantly impact our business, operating results and financial condition. Similarly, if our customers are not selected as the primary supplier for an overall system installation, we can be similarly adversely affected. Further, sales to any single customer may vary significantly from quarter to quarter. Such fluctuations could have a material adverse effect on the Company's business, operating results and financial condition. We expect that, for the foreseeable future, sales to a limited number of customers will continue to account for a high percentage of our net sales. The Company cannot and does not assure that current customers will continue to place orders or that the Company will obtain new orders from new customers.

One telecommunications customer, CIENA Corporation, accounted for approximately 12% of our net sales for fiscal 1998. One laser subsystems customer, the Applied Biosystems Division of Perkin-Elmer Corporation, accounted for approximately 10% and 12% of our net sales for fiscal 1997 and 1996, respectively. One additional customer, KLA-Tencor Corporation, purchased both Laser subsystems and Ultrapointe systems and accounted for 12% and 13% of our consolidated net sales in fiscal 1998 and 1996, respectively. the Ultrapointe product line was sold to KLA-Tencor Corporation in December 1998 and will not be a source of future sales for the Company. No other customers represented 10% or more of total sales during fiscal 1998. The loss or delay of orders from these or other OEM customers could have a materially adverse effect on the Company's business, financial condition and operating results.

INTENSE INDUSTRY COMPETITION

The telecommunications and laser subsystems markets in which we sell our products are highly competitive. In each of the markets we serve, we face intense competition from established competitors. Many of these competitors have substantially greater financial, engineering, manufacturing, marketing, service and support resources than we do. We compete with many companies in the telecommunications market that have substantially greater resources, greater name recognition, manufacturing expertise and capability and longer standing customer relationships than do we. To remain competitive, we believe we must maintain a substantial investment in research and development, marketing, and customer service and support. The Company cannot and does not assure that the Company will compete successfully in the laser or telecommunications industries in the future, that the Company will have sufficient resources to continue to make such investments, that the Company will make the technological advances necessary to maintain its competitive position or that its products will receive market acceptance. In addition, be advised that technological changes or development efforts by the Company's competitors may render the Company's products or technologies obsolete or uncompetitive.

DECLINING MARKET FOR GAS LASERS; DEVELOPMENT AND OTHER RISKS RELATING TO SOLID STATE LASER TECHNOLOGIES

Gas laser subsystems sales accounted for 26.3%, 37.3% and 52.9% of our net sales for the fiscal years ended 1998, 1997 and 1996, respectively. The market for gas lasers is mature and expected to decline as customers replace conventional lasers, including gas lasers, with solid state lasers. Solid state lasers are currently expected to be the primary commercial laser technology in the future. Consequently, we have devoted substantial resources to developing and commercializing our solid state laser products. We believe that some companies are further advanced than us in solid state laser development and are competing with the Company for many of the same opportunities. To be competitive in our laser markets, we believe continued manufacturing cost reductions and enhanced performance of our laser products will be required on a continuing basis as these markets further mature. However, the Company cannot assure that our solid state laser products will be competitive with products of other companies as to cost or performance in the future.

ATTRACTING AND RETAINING KEY PERSONNEL

Our future depends, in part, on our ability to attract and retain certain key personnel. In particular, our research and development efforts depend on hiring and retaining qualified engineers. Competition for highly skilled engineers is extremely intense, and we are currently experiencing difficulty in identifying and hiring certain qualified engineers in many areas of our business. The Company cannot and does not assure that the Company will be able to hire and retain such personnel at compensation levels consistent with the Company's existing compensation and salary structure. Our future also depends on the continued contributions of its executive officers and other key management and technical personnel, none of whom has an employment agreement with the Company and each of whom would be difficult to replace. The Company does not maintain a key person life insurance policy on the Chief Executive Officer. However, the loss of the services of one or more of the Company's executive officers or key personnel or the inability to continue to attract qualified personnel could delay product development cycles or otherwise have a material adverse effect on the Company's business, financial condition and operating results.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

International sales accounted for approximately 38.5%, 30.0% and 24.5% of net sales in fiscal years 1998, 1997 and 1996, respectively. We expect that international sales will continue to account for a significant portion of our net sales. We may continue to expand Company operations outside of the United States and to enter additional international markets, both of which will require significant management attention and financial resources. International sales are subject to inherent risks, including

        -   unexpected changes in regulatory requirements,

        -   tariffs and other trade barriers,

        -   political and economic instability in foreign markets,

        -   difficulties in staffing and management,

        -   integration of foreign operations,

        -   longer payment cycles,

        -   greater difficulty in accounts receivable collection,

        -   currency fluctuations, and

        -   potentially adverse tax consequences.

Since a significant portion of our foreign sales are denominated in U.S. dollars, our products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar. Our business and operating results may also be materially and adversely affected by lower sales levels which typically occur during the summer months in Europe and certain other overseas markets. Furthermore, the sales of many of our OEM customers depends on international sales and, consequently, this further exposes us to the risks associated with such international sales.

YEAR 2000

We are aware of the risks associated with the operation of information technology ("IT") and non-information technology ("non-IT") systems as the millennium (year 2000) approaches. The "Year 2000" problem is pervasive and complex, and may affect many IT and non-IT systems. The Year 2000 problem results from the rollover of the two digit year value from "99" to "00". Systems that do not properly recognize such date-sensitive information could generate erroneous data or fail. In addition to our own systems we rely on external systems of our customers, suppliers, creditors, financial organizations, utilities providers and government entities, both domestic and international (which we collectively refer to as "Third Parties"). Consequently, we could be affected by disruptions in the operations of Third Parties with which we interact. Furthermore, as customers expend resources to correct their own systems, they may reduce their purchasing frequency and volume of our products.

We are using both internal and external resources to assess

        - the Company's state of readiness (including the readiness of Third Parties, with which we interact) concerning the Year 2000 problem,

        - our costs to correct material Year 2000 problems related to our internal IT and non-IT systems,

        - the known risks related to any failure to correct any Year 2000 problems we identify, and

        - the contingency plan, if any, that we should adopt should any identified Year 2000 problems not be corrected.

We continue to evaluate the estimated costs associated with the efforts to prepare for Year 2000 based on actual experience. While the efforts will involve additional costs, we believe, based on available information, that we will manage our total Year 2000 transition without any material adverse effect on the Company's business operations, products or financial prospects. The actual outcomes and results could be affected by future factors including, but not limited to,

        -   the continued availability of skilled personnel,

        -   cost control,

        -   the ability to locate and remediate software code problems,

        - critical suppliers and subcontractors meeting their Year 2000 compliance commitments, and

        -   timely actions by customers.

We anticipate that we will remediate all Year 2000 risks and be able to conduct normal operations without having to establish a Year 2000 contingency plan.

We are working with our software system suppliers and believe that certain of these systems are currently not Year 2000 compliant. However, we anticipate that such systems will be corrected for the Year 2000 problem prior to December 31, 1999. We are working with those Third Parties to identify any Year 2000 problems affecting such Third Parties that could have a material adverse affect on our business, financial condition or results of operations. However, it would be impracticable for us to attempt to address all potential Year 2000 problems of Third Parties that have been or may in the future be identified. Specifically, Year 2000 problems have arisen or may arise regarding the IT and non-IT systems of Third Parties having widespread national and international interactions with persons and entities generally (for example, certain IT and non-IT Systems of governmental agencies, utilities and information and financial networks) that, if uncorrected, could have a material adverse impact on the Company's business, financial condition or results of operations. We are still assessing the effect the Year 2000 problem will have on its suppliers and, at this time, cannot determine such impact.

CONFLICTING PATENTS AND INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; POTENTIAL INFRINGEMENT CLAIMS

The laser, semiconductor capital equipment, and telecommunications markets in which we sell our products experience frequent litigation regarding patent and other intellectual property rights. Numerous patents in these industries are held by others, including academic institutions and our competitors. Such patents could inhibit our development of new products for such markets. The industry in which we operate experiences periodic claims of patent infringement or other intellectual property rights. While in the past licenses generally have been available to us where third-party technology was necessary or useful for the development or production of our products, the Company cannot and does not assure that licenses to third-party technology will be available on commercially reasonable terms, if at all. Generally, a license, if granted, includes payments by us of up-front fees, ongoing royalties or a combination thereof. Be advised that such royalty or other terms could have a significant adverse impact on the Company's operating results. We are a licensee of a number of third party technologies and intellectual property rights and are required to pay royalties to these third party licensors on certain of our telecommunications products and solid state lasers. During fiscal 1998, 1997 and 1996, we expensed $2.0 million, $1.4 million and $1.3 million, respectively, in license and royalty fees primarily in connection with our gas laser subsystems. In addition, be advised that third parties may in the future assert claims against the Company concerning the Company's existing products or with respect to future products under development by the Company. Any litigation to determine the validity of any third-party claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not the Company is successful in such litigation. If the Company is unsuccessful in any such litigation, the Company could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology which is the subject of the litigation. The Company cannot and does not assure that the Company would be successful in such development or that any such licenses would be available to the Company. Without such a license, the Company could be enjoined from future sales of the infringing product or products.

EURO CURRENCY

On January 1, 1999, several member countries of the European Union established fixed conversion rates between their existing sovereign currencies and adopted the Euro as their new common legal currency. From then on, the Euro has and will trade on currency exchanges and the legacy currencies will remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, noncash payments can be made in the Euro, and parties can elect to pay for goods and services and transact business using either the Euro or a legacy currency. Between January 1, 2002 and July 1, 2002 the participating countries will introduce Euro notes and coins and withdraw all legacy currencies, which will no longer be available. The Euro conversion may affect cross-border competition by creating cross-border price transparency. We are assessing our pricing/marketing strategy in order to insure that we remain competitive in a broader European market. We are also assessing our information technology systems to allow for transactions to take place in both the legacy currencies and the Euro and the eventual elimination of the legacy currencies, and reviewing whether certain existing contracts will need to be modified. Our currency risk and risk management for operations in participating countries may be reduced as the legacy currencies are converted to the Euro. Final accounting, tax and governmental legal and regulatory guidance are not yet available. We will continue to evaluate issues involving introduction of the Euro. Based on current information and our current assessment, we do not expect that the Euro conversion will have a material adverse effect on the Company's business, financial condition or results from operations.

MARKET RISKS

The Company experiences financial market risks, including changes in interest rates, foreign currency exchange rates and marketable equity security prices. We utilize derivative financial instruments to mitigate these risks. We do not use derivative financial instruments for speculative or trading purposes. The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of our marketable investments are floating rate and municipal bonds, auction instruments and money market instruments denominated in U.S. dollars. We hedge currency risks of investments denominated in foreign currencies with forward currency contracts. Gains and losses on these foreign currency investments are generally offset by corresponding gains and losses on the related hedging instruments, resulting in negligible net exposure to the Company. A substantial portion of our revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, we do enter into these transactions in other currencies, primarily European currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, we have established hedging programs. Currency forward contracts are utilized in these hedging programs. Our hedging programs reduce, but do not always entirely eliminate the impact of foreign currency exchange rate movements. Actual results on our financial position may differ materially.

DEPENDENCE ON SOLE AND LIMITED SOURCE SUPPLIERS

We currently obtain various components included in the manufacture of our products from single or limited source suppliers. A disruption or loss of supplies from these companies or a price increase for these components would have a material adverse effect on the Company's results of operations, product quality and customer relationships. We currently utilize a sole source for the crystal semiconductor chip sets incorporated in our solid state microlaser products and acquire our pump diodes for use in its solid state laser products from Opto Power Corporation and GEC. We also obtain lithium niobate wafers, gallium arsenide wafers, specialized fiber components and certain lasers used in its telecommunications products primarily from Crystal Technology, Inc., Fujikura, Ltd., Philips Key Modules, and Sumitomo, respectively. We do not have long-term or volume purchase agreements with any of these suppliers, and the Company cannot and does not assure that these components will be available in the quantities required by it, if at all.

LIMITED PROTECTION OF INTELLECTUAL PROPERTY

Our future depends in part upon our intellectual property, including trade secrets, know-how and continuing technological innovation. The Company cannot and does not assure that the steps taken by the Company to protect its intellectual property will adequately prevent misappropriation or that others will not develop competitive technologies or products. We currently hold 95 U.S. patents on products or processes and certain corresponding foreign patents and has applications for certain patents currently pending. Be advised that other companies may be investigating or developing other technologies that are similar to the Company's. Moreover, the Company cannot and does not assure that any patents will be issued from any application pending or filed by the Company or that, if patents do issue, the claims allowed will be sufficiently broad to deter or prohibit others from marketing similar products. In addition, be advised that any patents issued to the Company may be challenged, invalidated or circumvented. Further, the Company cannot and does not assure that the rights under its patents will provide a competitive advantage to the Company. In addition, the laws of certain territories in which the Company's products are or may be developed, manufactured or sold, including Asia, Europe or Latin America, may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

FUTURE CAPITAL REQUIREMENTS

We are devoting substantial resources for new facilities and equipment for the production of source lasers, fiber-Bragg gratings and modules used in telecommunications and for the development of new solid state lasers. Although we believe existing cash balances, cash flow from operations and available lines of credit, will be sufficient to meet our capital requirements at least through the end of fiscal 1999, we may be required to seek additional equity or debt financing to compete effectively in these markets. We cannot precisely determine the timing and amount of such capital requirements and will depend on several factors, including our acquisitions and the demand for our products and products under development. The Company cannot and does not assure that such additional financing will be available when needed, or, if available, will be on terms satisfactory to the Company.

POTENTIAL VOLATILITY OF COMMON STOCK PRICE

The market price of the Company's Common Stock has recently been and is likely to continue to be highly volatile and significantly affected by factors such as

        -   fluctuations in our operating results,

        - announcements of technological innovations or new products by us or our competitors,

        -   governmental regulatory action,

        -   developments with respect to patents or proprietary rights, and

        -   general market conditions.

Further, our net revenues or operating results in future quarters may be below the expectations of public market securities analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.

ISSUANCE OF PREFERRED STOCK; POTENTIAL ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

The Board of Directors has the authority to issue up to 900,000 shares of undesignated Preferred Stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without the consent of the Company's shareholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of Common Stock. The issuance of Preferred Stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control of the Company.

On June 11, 1998, the Board of Directors of the Company authorized and declared a dividend distribution of one right for each outstanding share of its Common Stock, to stockholders of record at the close of business on July 6,1998 (the "Record Date"), and authorized the issuance of one right with each share of Common Stock issued (including shares distributed from Treasury) by the Company thereafter between the Record Date and the Distribution Date (as defined below). Each right entitles the registered holder, subject to the terms of the Rights Agreement (as defined below), to purchase from the Company one one-thousandth of a share (a "Unit") of Series B Preferred Stock at a purchase price of $270 per Unit, subject to adjustment. The purchase price is payable in cash or by certified or bank check or money order payable to the order of the Company. The description and terms of the rights are set forth in a Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of June 22, 1998, as amended from time to time (the "Rights Agreement").

Certain provisions contained in the Rights Plan, may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may deter tender offers for shares of Common Stock which offers may be attractive to the stockholders, or deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their shares of Common Stock over the then-prevailing market prices.

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under certain circumstances, publicly-held Delaware corporations from engaging in business combinations with certain stockholders for a specified period of time without the approval of the holders of substantially all of its outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial, in the short term, to the interests of the stockholders. In addition, such provisions could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock. The Company's Certificate of Incorporation and Bylaws contain provisions relating to the limitations of liability and indemnification of its directors and officers, dividing its Board of Directors into three classes of directors serving three-year terms and providing that its stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

                              SELLING STOCKHOLDERS

The following table provides the names of and the number of shares of Common Stock beneficially owned by each Selling Stockholder, and the number of shares of Common Stock beneficially owned by each Selling Stockholder upon completion of the offering or offerings pursuant to this Prospectus, assuming each Selling Stockholder offers and sells all of its or his/her respective Shares. Selling Stockholders may, however, offer and sell all, or some or none of their Shares. The respective donees, pledgees and transferees or other successors in interest of the Selling Stockholders may also sell the shares listed below as being held by the Selling Stockholders. No Selling Stockholder will beneficially own one percent or greater of the Company's outstanding Common Stock upon the sale of their shares offered hereby.

                                     BENEFICIAL     PERCENTAGE PRIOR
                                   OWNERSHIP PRIOR      TO THE                           BENEFICIAL
                                     TO OFFERING       OFFERING(1)                     OWNERSHIP AFTER
                                   ---------------- ----------------     OFFERED        THE OFFERING
                                   NUMBER OF SHARES        %         NUMBER OF SHARES  NUMBER OF SHARES
                                   ---------------- ---------------- ----------------  ----------------
James Breitmeier ............          213,515                *          213,515                0
Paul W. Casper ..............          213,515                *          213,515                0
James W. Toy ................          213,515                *          213,515                0
Donald R. Alford ............           64,055                *           64,055                0
Whitworth W. Cotton .........           21,351                *           21,351                0
Marc E. Sawyer ..............            2,847                *            2,847                0
Allen S. Henry ..............              712                *              712                0

* Less than 1%

(1) Percentage of 39,684,309 shares of voting Common Stock, based on shares outstanding as of January 5, 1999.

                              PLAN OF DISTRIBUTION

This Prospectus relates to the offer and sale from time to time by the holders of up to 729,510 shares of Common Stock. The Shares were issued in connection with the Merger Agreement. This Prospectus has been prepared in connection with registering the Shares to allow for sales of Shares by the applicable Selling Stockholders to the public in accordance with the terms of the Merger Agreement. The Company has registered the Shares for sale pursuant to the terms of the Merger Agreement, but registration of such Shares does not necessarily mean that any of such Shares will be offered and sold by the holders thereof.

The Company will not receive any proceeds from the offering by the Selling Stockholders. The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders, or donees, pledgees, transferees or other successors in interest ("Transferees") thereof. Alternatively, the Selling Stockholders, or Transferees thereof, may from time to time offer the Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders, or Transferees thereof, and/or the purchasers of Shares for whom they may act as agent. The Selling Stockholders, or Transferees thereof, and any dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

At a time a particular offer of Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders, or Transferees thereof, and any other required information. The Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

The Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate.

                                     EXPERTS

The consolidated financial statements of Uniphase Corporation appearing in Uniphase Corporation's Annual Report on Form 10-K for the year ended June 30, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The supplemental consolidated financial statements of Uniphase Corporation appearing in Uniphase Corporation's Current Report on Form 8-K dated January 7, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such supplemental consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Philips Optoelectronics, a Division of Koninklijke Philips Electronics N.V. included in its Amendment No. 2 to the Current Report on Form 8-K/A dated August 25, 1998, have been audited by Moret Ernst & Young Accountants, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered pursuant to this Prospectus will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California.

                           INTERESTS OF NAMED EXPERTS

Michael C. Philips, a partner with Morrison & Foerster LLP, counsel to the Company, also serves as a Senior Vice President of the Company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereby. All of such fees and expenses are estimates, except the Securities Act registration fee.


   Securities Act Registration Fee...............................        $14,284
   Printing and duplicating fees.................................          5,000
   Legal fees and expenses.......................................         15,000
   Accounting fees and expenses..................................         30,000
   Miscellaneous expenses........................................          5,716
                                                                         -------
        *Total...................................................        $70,000
                                                                         =======

*None of the expenses listed above will be borne by the Selling Stockholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The indemnification and liability of the Company's directors and officers are governed by Delaware law.

Under Section 145 of the General Corporation Law of the State of Delaware, the Company has broad powers to indemnify its directors and officers against liabilities that may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

The Company's Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts of omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Company has obtained a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16. EXHIBITS

2.1  -   Agreement and Plan of Reorganization by and among Uniphase Corporation,
         Phase Acquisition Corporation and Broadband Communications Products,
         Inc., dated as of November 23, 1998.

5.1  -   Opinion of Morrison & Foerster LLP

23.1 -   Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2 -   Consent of Ernst & Young LLP, independent auditors

23.3 -   Consent of Moret Ernst & Young Accountants, independent auditors

24.1 -   Power of Attorney (included on signature page hereto)

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on January 8, 1999.

                                        UNIPHASE CORPORATION

                                        By:  /s/ Kevin N. Kalkhoven
                                           -------------------------------------
                                           Kevin N. Kalkhoven
                                           President, Chief Executive Officer
                                           and Chairman of the Board

                                POWER OF ATTORNEY

   The undersigned hereby constitutes and appoints Kevin N. Kalkhoven and Anthony R. Muller as his/her true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his/her stead, in any and all capacities, to sign on his/her behalf the Registration Statement on Form S-3 in connection with the sale by Uniphase Corporation of shares of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:


    Signature                  Title                                          Date
    ---------                  -----                                          ----
    /s/ Kevin N. Kalkhoven     President, Chief Executive Officer, Chairman   January 8, 1999
    -----------------------    of the Board and Director (Principal
    Kevin N. Kalkhoven         Executive Officer)

    /s/ Anthony R. Muller      Senior Vice President, Chief Financial         January 8, 1999
    -----------------------    Officer and Secretary (Principal Financial
    Anthony R. Muller          and Accounting Officer)

    /s/ Robert C. Fink         Director                                       January 8, 1999
    -----------------------
    Robert C. Fink

    /s/ Peter A. Guglielmi     Director                                       January 8, 1999
    -----------------------
    Peter A. Guglielmi

    /s/ Stephen C. Johnson     Director                                       January 8, 1999
    -----------------------
    Stephen C. Johnson

    /s/ Martin A. Kaplan       Director                                       January 8, 1999
    -----------------------
    Martin A. Kaplan

    /s/ Catherine P. Lego      Director                                       January 8, 1999
    -----------------------
    Catherine P. Lego

    /s/ Wilson Sibbett         Director                                       January 8, 1999
    -----------------------
    Wilson Sibbett, Ph.D.

    /s/ Casimir Skrzypczak     Director                                       January 8, 1999
    -----------------------
    Casimir Skrzypczak

    /s/ Willem Haverkamp       Director                                       January 8, 1999
    -----------------------
    Willem Haverkamp

                                 EXHIBIT INDEX



 NO.     DESCRIPTION
 ---     -----------
2.1* -   Agreement and Plan of Reorganization by and among Uniphase Corporation,
         Phase Acquisition Corporation and Broadband Communications Products,
         Inc., dated as of November 23, 1998.

5.1  -   Opinion of Morrison & Foerster LLP

23.1 -   Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2 -   Consent of Ernst & Young LLP, independent auditors

23.3 -   Consent of Moret Ernst & Young Accountants, independent auditors

24.1 -   Power of Attorney (included on signature page hereto)

* Certain detailed schedules to this agreement have been summarized and will be made available to the SEC on request.